Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 29-I dated August 31, 2012 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 29-I Registration Statement No. 333-177923 Dated November 8, 2012; Rule 433
Structured Investments	$ Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc. due May 12, 2014
General
•
The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us.  Investors should be willing to forgo the potential to participate in the appreciation of any of the S&P 500® Index, the Russell 2000® Index and the Class B common stock of Berkshire Hathaway Inc. and to forgo dividend payments.  In addition, if the Index closing level or closing price, as applicable, of each of the S&P 500® Index, the Russell 2000® Index and the Class B common stock of Berkshire Hathaway Inc. on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Level, the notes will be automatically called.  Investors in the notes should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.

•
The notes will pay 6.50% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 1.625% per quarter.  However, the notes do not guarantee any return of principal at maturity.  Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Least Performing Underlying and whether the Index closing level or closing price, as applicable, of any Underlying is less than its Trigger Level.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is February 7, 2013.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 12, 2014†
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•
The notes are expected to price on or about November 8, 2012 and are expected to settle on or about November 13, 2012. The pricing date, for purposes of these notes, is the day that the terms of the notes become final.  With respect to each Underlying, the Initial Underlying Value has been determined by reference to a level or price, as applicable, of that Underlying on November 7, 2012 and not by reference to a level or price, as applicable, of that Underlying on the pricing date.

•
The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 29-I.  In particular, notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, interest on the notes will not be contingent on the performance of any Underlying.  Instead, the notes will pay fixed monthly interest. See “Key Terms — Interest Rate” and “Supplemental Terms of the Notes” in this term sheet for additional information.

Key Terms
Underlying:
The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”) and the Class B common stock of Berkshire Hathaway Inc. (Bloomberg ticker: BRK.B) (the “Reference Stock”). We refer to Berkshire Hathaway Inc. as “Berkshire Hathaway.”

Interest Rate:	6.50% per annum over the term of the notes, assuming no automatic call, payable at a rate of 1.625% per quarter
Automatic Call:
If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date, payable on that Call Settlement Date.

Payment at Maturity:
If the notes have not been previously called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to $1,000 plus any accrued and unpaid interest.

If the notes have not been previously called and a Trigger Event has occurred , at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value, subject to any accrued and unpaid interest payable at maturity.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Ending Underlying Value of any Underlying is less than its Trigger Level.
Trigger Level:
With respect to the S&P 500® Index, 909.35, which is equal to 65.00% of its Initial Underlying Value.  With respect to the Russell 2000® Index, 524.095, which is equal to 65.00% of its Initial Underlying Value.  With respect to the Class B common stock of Berkshire Hathaway, $55.8285, which is equal to 65.00% of its Initial Underlying Value, subject to adjustments.

Initial Underlying Value:
With respect to each Index, a level of that Index determined on November 7, 2012 in the sole discretion of the calculation agent (each, an “Index Strike Level”), which was 1,399.00 with respect to the S&P 500® Index and 806.30 with respect to the Russell 2000® Index.  With respect to the Reference Stock, a price of one share of the Reference Stock determined on November 7, 2012 in the sole discretion of the calculation agent, which was $85.89, divided by the Stock Adjustment Factor (the “Stock Strike Price”).  The Initial Underlying Value of each Underlying is not the official closing level or closing price, as applicable, of that Underlying on November 7, 2012 and is not determined by reference to a level or price, as applicable, of that Underlying on the pricing date.  Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Initial Underlying Values in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Underlying Values, that might affect the value of your notes.

Review Dates†:
February 7, 2013 (first Review Date), May 7, 2013 (second Review Date), August 7, 2013 (third Review Date), November 7, 2013 (fourth Review Date), February 7, 2014 (fifth Review Date) and May 7, 2014 (final Review Date)

Interest Payment Dates†:
With respect to each Review Date other than the final Review Date, the third business day after the related Review Date.  The interest payment with respect to the final Review Date will be made on the maturity date.

Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	May 12, 2014
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Yield Notes involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I , “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note
Total
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-39 of the accompanying product supplement no. 29-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
November 8, 2012

Additional Terms Specific to the Notes
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 29-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms
Underlying Return:	With respect to each Underlying: Ending Underlying Value – Initial Underlying Value Initial Underlying Value
Ending Underlying Value:
With respect to each Index, the Index closing level on the final Review Date (the “Ending Index Level”).  With respect to the Reference Stock, the closing price of one share of the Reference Stock on the final Review Date (the “Final Stock Price”).  We refer to each of the Ending Index Level of an Index and the Final Stock Price of the Reference Stock as an “Ending Underlying Value.”

Stock Adjustment Factor:
With respect to the Reference Stock, set equal to 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I.

Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Return of the S&P 500® Index, the Underlying Return of the Russell 2000® Index and the Underlying Return of the Class B Common Stock of Berkshire Hathaway
CUSIP:	48126DHN2

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-1

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, if the notes have not been previously called, interest will be payable on each Interest Payment Date and will not be contingent on the level or price, as applicable, of any Underlying on any Review Date.  Accordingly, in this term sheet, we refer to the notes as “Auto Callable Yield Notes.”

If the notes have not been previously called, you will receive on each Interest Payment Date for each $1,000 principal amount note an interest payment equal to:

$1,000 × Interest Rate × 1/4

The Interest Rate is 6.50% per annum.  Interest, if any, will accrue from and including the issue date of the notes to but excluding the maturity date or, if the notes are called, to but excluding the applicable Call Settlement Date.  Interest, if any, will be payable in arrears on each Interest Payment Date to and including the maturity date or the applicable Call Settlement Date, as applicable, to the holders of record at the close of business on the business day prior to that Interest Payment Date.

The “Review Dates” are specified under “Key Terms — Review Dates” in this term sheet.  Each Review Date is subject to postponement in the event of certain market disruption events and as described under “— Postponement of a Review Date.”

The “Interest Payment Dates” are the third business day after each Review Date, provided that the final Interest Payment Date, if the notes have not been previously called, will be the maturity date.  Each Interest Payment Date is subject to postponement in the event of certain market disruption events and as described under “— Postponement of a Payment Date.”

For the purposes of the notes offered by this term sheet, the section entitled “Description of Notes — Contingent Interest Payments” in the accompanying product supplement no. 29-I is deemed deleted in its entirety.  References to “Review Dates” and “Interest Payment Dates” in the accompanying product supplement no. 29-I have the meaning assigned to those terms in this term sheet.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-2

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call.  The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000.  The table and examples below assume that the Least Performing Underlying is the S&P 500® Index and that the Index closing level of the Russell 2000® Index and the closing price of the one share of the Class B common stock of Berkshire Hathaway on each Call Date is greater than or equal to their respective Initial Underlying Values.  We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the Index closing level or closing price, as applicable, of any Underlying will be on any Call Date.  In addition, the following table and examples assume an Initial Underlying Value for the Least Performing Underlying of 1,400 and reflect the Interest Rate of 6.50% per annum over the term of the notes (assuming no automatic call) and the Trigger Level of 65.00% of the Initial Underlying Value of the Least Performing Underlying.  Each hypothetical total return or total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Closing Level of the Least Performing Underlying	Least Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date					Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Third	Fourth	Fifth
2,520.00	80.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
2,310.00	65.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
2,100.00	50.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,960.00	40.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,820.00	30.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,680.00	20.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,540.00	10.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,470.00	5.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,414.00	1.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,400.00	0.00%	1.625%	3.25%	4.875%	6.50%	8.125%	9.75%	N/A
1,330.00	-5.00%	N/A	N/A	N/A	N/A	N/A	9.75%	N/A
1,263.50	-9.75%	N/A	N/A	N/A	N/A	N/A	9.75%	N/A
1,260.00	-10.00%	N/A	N/A	N/A	N/A	N/A	9.75%	N/A
1,120.00	-20.00%	N/A	N/A	N/A	N/A	N/A	9.75%	N/A
980.00	-30.00%	N/A	N/A	N/A	N/A	N/A	9.75%	N/A
910.00	-35.00%	N/A	N/A	N/A	N/A	N/A	9.75%	N/A
909.86	-35.01%	N/A	N/A	N/A	N/A	N/A	N/A	-25.26%
840.00	-40.00%	N/A	N/A	N/A	N/A	N/A	N/A	-30.25%
700.00	-50.00%	N/A	N/A	N/A	N/A	N/A	N/A	-40.25%
560.00	-60.00%	N/A	N/A	N/A	N/A	N/A	N/A	-50.25%
420.00	-70.00%	N/A	N/A	N/A	N/A	N/A	N/A	-60.25%
280.00	-80.00%	N/A	N/A	N/A	N/A	N/A	N/A	-70.25%
140.00	-90.00%	N/A	N/A	N/A	N/A	N/A	N/A	-80.25%
0.00	-100.00%	N/A	N/A	N/A	N/A	N/A	N/A	-90.25%

         (1) A Trigger Event occurs if the Ending Underlying Value of any Underlying is less than its Trigger Level.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios is calculated.

Example 1: The level of the Least Performing Underlying increases from the Initial Underlying Value of 1,400 to an Index closing level of 1,414 on the first Call Date.  Because the Index closing level or closing price, as applicable, of each Underlying on the first Call Date is greater than its Initial Underlying Value, the notes are automatically called, and the investor receives total payments of $1,016.25 per $1,000 principal amount note, consisting of an interest payment of $16.25 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,400 to an Index closing level of 1,330 on the first Call Date, 1,260 on the second Call Date, 1,120 on the third Call Date and 980 on the fourth Call Date, and increases from the Initial Underlying Value of 1,400 to an Index closing level of 1,470 on the final Call Date.  Although the level of the Least Performing Underlying on each of the first four Call Dates (1,330, 1,260, 1,120 and 980) is less than the Initial Underlying Value of 1,400, because the Index closing level or closing price, as applicable, of each Underlying on the final Call Date is greater than its Initial Underlying Value, the notes are automatically called, and the investor receives total payments of $1,081.25 per $1,000 principal amount note, consisting of interest payments of $81.25 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-3

Example 3: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying increases from the Initial Underlying Value of 1,400 to an Ending Underlying Value of 1,470 — A Trigger Event has not occurred.  Because the notes have not been automatically called prior to maturity and the Ending Underlying Value of the Least Performing Underlying of 1,470 is greater than its Initial Underlying Value of 1,400, a Trigger Event has not occurred, and the investor receives total payments of $1,097.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $97.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,400 to an Ending Underlying Value of 910 — A Trigger Event has not occurred.  Even though the Ending Underlying Level of the Least Performing Underlying of 910 is less than its Initial Underlying Value of 1,400, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,097.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $97.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,400 to an Ending Underlying Value of 700 — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Underlying Return is -50%, the investor receives total payments of $597.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $97.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $97.50 = $597.50

Example 6: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,400 to an Ending Underlying Value of 0 — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Underlying Return is -100%, the investor receives total payments of $97.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $97.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $97.50 = $97.50

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-4

Selected Purchase Considerations

•
THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this term sheet, assuming no automatic call.   Interest will be payable quarterly in arrears on each Interest Payment Date to the holders of record at the close of business on the business day immediately preceding that Interest Payment Date.

•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, your notes will be automatically called prior to the maturity date.  Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date, payable on that Call Settlement Date.

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity so long as a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount and could lose up to the entire principal amount of your notes.

•
EXPOSURE TO  EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be the S&P 500® Index, the Russell 2000® Index or the Class B common stock of Berkshire Hathaway.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

For information about the Reference Stock, which is the Class B common stock of Berkshire Hathaway Inc., see the information set forth under “Historical Information — Public Information Regarding the Reference Stock” in this term sheet.

•	TAX TREATMENT — For information relating to the tax treatment of the notes, please see “Material U.S. Federal Income Tax Consequences” in this term sheet.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in any or all of the Underlyings or any of the equity securities included in the Indices.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value.  Accordingly, under these circumstances, you will lose some or all of your principal amount and could lose up to the entire principal amount of your notes.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•
YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — If the notes have not been automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Underlyings, which may be significant.  If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-5

significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying or the equity securities included in the Indices during the term of the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

We and/or our affiliates may also currently or from time to time engage in business with Berkshire Hathaway, including extending loans to, or making equity investments in, Berkshire Hathaway or providing advisory services to Berkshire Hathaway.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Berkshire Hathaway, and these reports may or may not recommend that investors buy or hold the Reference Stock.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Although the calculation agent has made all determinations and has taken all actions in relation to establishing the Initial Underlying Values in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Underlying Values, that might affect the value of your notes.

•
YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to all of the Underlyings.  Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.  Accordingly, your investment is subject to the risk of decline in the level of each Underlying.

•
THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Underlying Value of any Underlying is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Underlying.  We refer to this feature as a contingent buffer.  Under these circumstances, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value.

•
TRIGGER LEVEL APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes have not been automatically called, we will pay you your principal back at maturity only if the Ending Underlying Value of each Underlying is not less than its Trigger Level.  If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.

•
YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.  This will be true even if the Ending Underlying Value of any other Underlying is greater than or equal to its Initial Underlying Value.  The Underlyings’ respective performance may not be correlated and, as a result, if the notes have not been automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

•
THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

•
REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-6

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices or shares of the Reference Stock would have.  In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock.  We have not independently verified any of the information about the Reference Stock issuer contained in this amended and restated term sheet.  You should undertake your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the pricing date that a Trigger Event could occurred.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The Index closing level or closing price, as applicable, of an Underlying could fall sharply on or prior to the final Review Date, which could result in a significant loss of principal.

•
AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•
SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Indices, the Reference Stock or instruments related to the Reference Stock.  We or our affiliates may also trade in the equity securities included in the Underlyings, the Reference Stock or instruments related to the Reference Stock from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels or prices, as applicable, of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility in the levels of the Underlyings;

•	the time to maturity of the notes;

•	the Interest Rate on the notes;

•	whether a Trigger Event is expected to occur;

•	the likelihood of an automatic call being triggered;

•	the dividend rates on the equity securities included in the Underlyings and on the Reference Stock;

•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;

•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-7

Material U.S. Federal Income Tax Consequences

Prospective investors should note that the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement does not apply to the notes issued under this term sheet and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes.  It applies to you only if you are an initial investor who purchases a note at its issue price for cash and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, including the potential application of the provision of the Code known as the Medicare contribution tax and different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	a “regulated investment company” as defined in Code Section 851;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this term sheet, changes to any of which, subsequent to the date of this term sheet, may affect the tax consequences described herein.  The effects of any applicable state, local or foreign tax laws are not discussed.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, insofar as we have tax reporting responsibilities with respect to your notes, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat them for U.S. federal income tax purposes as units each comprising: (i) a cash-settled put option written by you (a “Put Option”) that is terminated if an automatic call occurs and that, if not terminated, in circumstances where the payment you receive at maturity is less than $1,000 (excluding accrued but unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option (the “Deposit”).  Under this approach, a portion of each interest payment made with respect to the notes (including upon automatic call or at maturity) will be treated as interest on the Deposit, and the remainder as premium paid to you in consideration of your entry into the Put Option (“Put Premium”).  By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the next paragraph.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on November 7, 2012, we would have allocated approximately 10.62% of each interest payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the pricing date.  No statutory, judicial or administrative authority directly addresses the treatment of the notes (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper treatment. While other treatments of the notes could be asserted by the IRS, as discussed below, the following discussion assumes the treatment and allocation described above are respected, except where otherwise indicated.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Units Each Comprising a Put Option and a Deposit

If the treatment of the notes as units each comprising a Put Option and a Deposit is respected, the following is a discussion of

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-8

the material U.S. federal income tax consequences of owning and disposing of the notes.

Tax Treatment of Interest Payments. Interest paid with respect to the Deposit will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes.

Put Premium will be taken into account as described below.

Sale or Exchange of a Note. Upon sale or exchange of a note prior to maturity or automatic call, you will be treated as receiving a payment of interest equal to any accrued but unpaid interest on the Deposit.  The Deposit will be treated as sold for its fair market value, excluding the value of any accrued but unpaid interest.  The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit (excluding any amount attributable to the accrued but unpaid interest on the Deposit, which will be treated as a payment of interest), minus your tax basis in the Deposit.  That gain or loss will be short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss will be long-term capital gain or loss.

If the value of the Deposit on the date of sale or exchange of a note does not exceed the amount realized on the sale or exchange, any amount realized that is attributable to the Put Option, together with the total Put Premium received over the term of the notes, will be treated as short-term capital gain or loss.

If the value of the Deposit on the date of sale or exchange of a note exceeds the amount realized on the sale or exchange, you will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment to the purchaser of the note equal to the amount of this excess, in exchange for the purchaser’s assumption of the Put Option.  In this case, you will be required to recognize short-term capital gain or loss in respect of the Put Option equal to the total Put Premium received over the term of the note minus the amount deemed to be paid by you in exchange for the purchaser’s assumption of the Put Option.

Tax Treatment at Maturity or Automatic Call.  If a note is automatically called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus the final interest payment, which will be treated as described above), you will recognize short-term capital gain equal to the sum of all Put Premium payments received.

If a note is held to maturity and the Put Option is exercised (i.e., you receive a cash payment at maturity that is less than the amount of the Deposit (the “Cash Value”), plus the final interest payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option.  In that case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value plus the total Put Premium received and (ii) the Deposit.

Other Possible Tax Treatments

The IRS might treat the notes as “contingent payment debt instruments.”  In that event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you hold your notes, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes and (ii) any income recognized at expiration or upon sale or exchange of your notes (including redemption at maturity or upon an automatic call) will generally be treated as interest income.  In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds.  You should consult your tax adviser regarding these issues.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the notes are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income).  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition.  In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including upon automatic call or redemption at maturity).

Any income or gain from a note should not be subject to U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States). However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-9

If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder.  You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI.  If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Recently Proposed Regulations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S.-situs property, subject to U.S. federal estate tax.  These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

You may be subject to information reporting.  You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-10

Historical Information

Public Information Regarding the Reference Stock

All information contained herein on the Reference Stock and on Berkshire Hathaway is derived from publicly available sources, without independent verification.  Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of business activities, the most important of which are insurance businesses conducted on both a primary basis and a reinsurance basis.  The Class B common stock, par value $0.0033 per share, of Berkshire Hathaway (Bloomberg ticker: BRK.B) is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Berkshire Hathaway in the accompanying product supplement no. 29-I.  Information provided to or filed with the SEC by Berkshire Hathaway pursuant to the Exchange Act can be located by reference to SEC file number 001-14905, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Underlyings

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index and the Class B common stock of Berkshire Hathaway from January 5, 2007 through November 2, 2012.  The Index closing level of the S&P 500® Index on November 7, 2012 was 1,394.53.  The Index closing level of the Russell 2000® Index on November 7, 2012 was 804.52.  The closing price of one share of the Class B common stock of Berkshire Hathaway on November 7, 2012 was $85.45.  The closing price of one share of the Class B common stock of Berkshire Hathaway may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

We obtained the various Index closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification.  The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price, as applicable, of any Underlying on any Review Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.  We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-11

Historical Performance of the Russell 2000® Index
1,000
900
800
700
600
500
400
300
200
100
0
Index Level
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Source: Bloomberg

Historical Performance of Berkshire Hathaway Inc.
120
100
80
60
40
20
0
Price ($)
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Source: Bloomberg

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date.  In no event will that commission exceed $11.00 per $1,000 principal amount note.  JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer . See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 29-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee.  In no event will the total amount of these fees exceed $11.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Class B Common Stock of Berkshire Hathaway Inc.	TS-12